EXHIBIT - 99

           BestNet Announces Board Appointment and Fiscal 2004 Results


GRAND RAPIDS, Michigan - December 15, 2004 - BestNet Communications Corp. (OTCBB: BESC) a provider of proprietary global communication solutions, today announces results for the year ended August 31, 2004.

BestNet's revenues increased by 47% to $2,162,856 in fiscal 2004, from $1,471,358 in fiscal 2003. Gross margins improved substantially to 34% in fiscal 2004 as compared to 12% for fiscal 2003. General and Administrative expenses decreased by 28% to 1,341,595 in fiscal 2004 from $1,868,925 in fiscal 2003.

An impairment of asset expense of $2,980,290 was incurred because the value of the Softalk License, which has historically been shown as an intangible asset on BestNet's financial statements, has been reduced to zero because of a history of losses from doing business with the licensed technology and the low probability of achieving positive cash flow in that business within a reasonable period of time.

The Board of Directors has elected Mr. Barry Griffith to fill a vacant board seat. As the Western Area Director for Isoray Inc, Mr. Griffith is responsible for all its sales and marketing for the western half of the United States. Isoray Inc. identifies and brings to market unique isotopes to treat cancer. From October 2000 to August 2004 Mr. Griffith was Western Area Director of Novoste Corp. a pioneer and world leader in Vascular Brachytherapy. Previously he held sales positions introducing new technologies with Medtronic Inc., Schneider Inc., and Mitek Surgical Products.

Stanley Schloz, BestNet's President, said, "We are very pleased to announce the election of Barry Griffith to our Board. He has spent a significant part of his career introducing novel medical devices to the medical market and will be a significant contributor in guiding the company in exploring a new line of business."

About BestNet Communications Corp.


BestNet Communications is a global solutions provider of long distance; conference calling, ClicktoPhone and custom application-based communication services. BestNet's services are accessed worldwide via the Internet, standard phones and wireless devices and are delivered using standard phone lines and equipment. This results in a cost effective high quality service for both businesses and consumers.


Under the brand name Bestnetcall(TM) (WWW.BESTNETCALL.COM) the patented services offer subscribers premium quality calls and conference calling, at significantly lower rates. Calls and conference calls can also be launched via a desktop application or handheld devices including Palm(TM), Pocket PC(R) and Blackberry(TM) and used with any standard or wireless phone. In addition the company's new ClicktoPhone(TM) service (www.ClicktoPhone.com) enables clients to add secure and anonymous voice communication connectivity anywhere in the world to web sites, web banners, pictures, electronic documents, and customized e-mail calling buttons.


This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the "safe harbor" created thereby. These statements include the plans and objectives of management for future operations, including plans and objectives. The forward-looking statements herein are based on current expectations that involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond control of the company. Although the company believes that the assumptions underlying the forward-looking statements are reasonable, any one of the assumptions could be inaccurate and, therefore, can be no assurance that the forward-looking statements included in this release will prove to be accurate.